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                                                                    EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
NRG Energy, Inc.

We consent to the incorporation by reference in this registration statement to be filed on Form S-3 of NRG Energy, Inc. (the Company) of our report dated March 29, 2005, except as to notes 6, 23 and 33, which are as of December 20, 2005, with respect to the consolidated balance sheet of NRG Energy, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss) and cash flows for the year then ended, and the related financial statement schedule, and also our report dated March 29, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in the Company's report on Form 10-K, as amended on Form 8-K dated December 20, 2005, which is incorporated by reference in this registration statement. We also consent to the reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 20, 2005